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Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations
713-335-7460

FOR IMMEDIATE RELEASE
THURSDAY, MAY 20, 2004

UNIVERSAL COMPRESSION REPORTS
FISCAL 2004 FOURTH QUARTER RESULTS

        Houston, May 20, 2004—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported fiscal 2004 fourth quarter net income of $12.0 million, or $0.38 per diluted share, before charges in the quarter of $0.5 million on a pretax basis or $0.01 per diluted share on an after-tax basis, related to debt extinguishment costs. Including the charges, the Company had net income of $11.7 million, or $0.37 per diluted share. Net income was $11.7 million, or $0.38 per diluted share, in the fiscal 2004 third quarter and $6.9 million, or $0.22 per diluted share, in the fiscal 2003 fourth quarter.

        Revenues were $190.7 million in the fiscal 2004 fourth quarter compared to $170.2 million in the fiscal 2004 third quarter and $154.6 million in the prior year period. EBITDA, as adjusted (as defined below), was $58.0 million in the fiscal 2004 fourth quarter compared to $58.1 million in the fiscal 2004 third quarter and $51.0 million in the fiscal 2003 fourth quarter.

        For the year ended March 31, 2004, net income was $41.3 million, or $1.32 per diluted share, before charges in the fiscal year of $16.7 million on a pretax basis or $0.34 per diluted share on an after-tax basis, related to debt extinguishment and facility consolidation costs. Including the charges, the Company had net income of $30.8 million, or $0.98 per diluted share, in fiscal 2004. Net income was $33.5 million, or $1.08 per diluted share in the prior year. The Company had revenues of $688.8 million and EBITDA of $223.8 million in fiscal 2004, compared to revenues of $625.2 million and EBITDA of $201.2 million in the prior year.

        "In fiscal 2004 we achieved a 10% increase in revenues and a 23% increase in net income before debt extinguishment and facility consolidation charges compared to the prior fiscal year through the execution of the Company's focused business strategy. We improved the utilization of our contract compression fleet, achieved higher fabrication and aftermarket services activity and expanded in domestic and international markets. We have a positive outlook for fiscal 2005 with the continuing implementation of our growth strategies and favorable market conditions. The growing worldwide economy is expected to boost the demand for natural gas and associated compression products and services," said Stephen A. Snider, Universal's President and Chief Executive Officer.

        "With our disciplined capital management, cash reserves increased by approximately $50 million while outstanding debt declined by $61 million during fiscal 2004. Capital expenditures declined from approximately $121 million in fiscal 2003 to approximately $87 million in fiscal 2004 as we focused on redeploying idle assets. We will continue to seek to increase our financial returns by optimizing current operations, lowering our cost of capital and targeting attractive returns on new investments. With a strong financial position, we are well positioned to take advantage of market opportunities in fiscal 2005," added Michael Anderson, Universal's Senior Vice President and Chief Financial Officer.

Guidance

        For the three months ending June 30, 2004, the Company expects revenues to be $175 million to $185 million and earnings per diluted share to be $0.31 to $0.35. For the twelve months ending March 31, 2005, the Company expects revenues of $725 million to $775 million and earnings per diluted share of $1.50 to $1.65. Capital expenditures are expected to be $90 million to $110 million in fiscal 2005.

Conference Call

        Universal will host a conference call today, May 20, 2004 at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter's results and other corporate matters. The conference call will be broadcast live over the Internet to provide interested persons the opportunity to listen. The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

        Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click "Investor Home" in the "Investor Relations" section) or http://www.firstcallevents.com/service/ajwz406375678gf12.html at least 15 minutes prior to the start of the call. A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com for approximately 90 days.

        EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs), operating lease expense, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.

        Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

        Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended March 31,
	March 31, 2004	December 31, 2003	March 31, 2003
				2004	2003
Revenues:
Domestic contract compression	$70,968	$71,067	$67,788	$280,951	$265,465
International contract compression	21,397	20,789	16,428	82,589	66,505
Fabrication	62,655	42,092	34,881	183,685	162,678
Aftermarket services	35,690	36,219	35,492	141,561	130,570

Total revenue	190,710	170,167	154,589	688,786	625,218
Costs and expenses:
Domestic contract compression — direct costs	25,746	25,073	24,422	102,408	95,597
International contract compression — direct costs	4,440	4,981	2,674	18,430	12,736
Fabrication — direct costs	56,148	38,480	31,099	167,797	146,603
Aftermarket services — direct costs	27,588	29,053	27,712	110,670	102,314
Depreciation and amortization	22,246	21,504	19,619	85,650	63,706
Selling, general and administrative	18,165	16,101	17,539	67,516	67,944
Operating lease	—	—	—	—	46,071
Interest expense	17,599	17,994	20,247	73,475	36,421
Foreign currency (gain) loss	102	(466)	(156)	(529)	459
Other (income) expense	642	(1,630)	179	(1,883)	(1,126)
Debt extinguishment costs	505	—	—	14,903	—
Facility consolidation costs	—	—	—	1,821	—

Total costs and expenses	173,181	151,090	143,335	640,258	570,725

Income before income taxes	17,529	19,077	11,254	48,528	54,493
Income taxes	5,804	7,344	4,331	17,741	20,975

Net income	$11,725	$11,733	$6,923	$30,787	$33,518

Weighted average common and common equivalent shares outstanding:
Basic	30,998	30,841	30,709	30,848	30,665

Diluted	31,769	31,243	30,943	31,283	30,928

Earnings per share:
Basic	$0.38	$0.38	$0.23	$1.00	$1.09

Diluted	$0.37	$0.38	$0.22	$0.98	$1.08

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands)

	Three Months Ended			Twelve Months Ended March 31,
	March 31, 2004	December 31, 2003	March 31, 2003
				2004	2003
Revenues:
Domestic contract compression	$70,968	$71,067	$67,788	$280,951	$265,465
International contract compression	21,397	20,789	16,428	82,589	66,505
Fabrication	62,655	42,092	34,881	183,685	162,678
Aftermarket services	35,690	36,219	35,492	141,561	130,570

Total	$190,710	$170,167	$154,589	$688,786	$625,218
Gross Profit:
Domestic contract compression	$45,222	$45,994	$43,366	$178,543	$169,868
International contract compression	16,957	15,808	13,754	64,159	53,769
Fabrication	6,507	3,612	3,782	15,888	16,075
Aftermarket services	8,102	7,166	7,780	30,891	28,256

Total	$76,788	$72,580	$68,682	$289,481	$267,968
Selling, General and Administrative	$18,165	$16,101	$17,539	$67,516	$67,944
% of Revenue	10%	9%	11%	10%	11%
EBITDA, as adjusted	$57,981	$58,109	$50,964	$223,848	$201,150
% of Revenue	30%	34%	33%	32%	32%
Capital Expenditures	$18,105	$31,153	$21,602	$86,557	$120,750
Profit Margin:
Domestic contract compression	64%	65%	64%	64%	64%
International contract compression	79%	76%	84%	78%	81%
Fabrication	10%	9%	11%	9%	10%
Aftermarket services	23%	20%	22%	22%	22%
Total	40%	43%	44%	42%	43%
Reconciliation of GAAP to Non-GAAP Financial Information:
Net income	$11,725	$11,733	$6,923	$30,787	$33,518
Income taxes	5,804	7,344	4,331	17,741	20,975
Depreciation and amortization	22,246	21,504	19,619	85,650	63,706
Operating lease	—	—	—	—	46,071
Interest expense	17,599	17,994	20,247	73,475	36,421
Foreign currency (gain) loss	102	(466)	(156)	(529)	459
Facility Consolidation Costs	—	—	—	1,821	—
Debt Extinguishment Costs	505	—	—	14,903	—

EBITDA, as adjusted (1)(2)	$57,981	$58,109	$50,964	$223,848	$201,150
	March 31, 2004	December 31, 2003	March 31, 2003
Debt (3)	$884,442	$889,262	$945,155
Shareholders' Equity	$799,235	$779,800	$744,451
Total Debt to Capitalization	52.5%	53.3%	55.9%

(1)
Management believes disclosure of EBITDA, as adjusted, a non-GAAP measure, provides useful information to investors because, when viewed with our GAAP results and accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, a comparability measure, a performance measure for period to period comparisons and a valuation measure.

(2)
Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses. All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

(3)
Debt includes capital lease obligations.

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
(Horsepower in thousands)

	Three Months Ended			Twelve Months Ended March 31,
	March 31, 2004	December 31, 2003	March 31, 2003
				2004	2003
Total Horsepower Available (at period end):
Domestic contract compression	1,904	1,900	1,957	1,904	1,957
International contract compression	417	401	368	417	368

Total	2,321	2,301	2,325	2,321	2,325
Average Contracted Horsepower:
Domestic contract compression	1,630	1,661	1,631	1,646	1,602
International contract compression	372	363	317	360	311

Total	2,002	2,024	1,948	2,006	1,913
Horsepower Utilization:
Spot (at period end)	86.1%	87.0%	83.6%	86.1%	83.6%
Average	86.4%	86.9%	83.5%	85.8%	83.3%
Fabrication Backlog (in millions)	$88	$92	$56	$88	$56

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  Exhibit 99.1